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                                                                   EXHIBIT 10.43

                    EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

     This Executive Officer Employment Agreement ("Agreement") is entered into as of January 1, 2000, by and between Callaway Golf Company, a Delaware corporation (the "Company"), and Ely Callaway ("Mr. Callaway").

     1.  TERM.
         ----

         (a) The Company hereby employs Mr. Callaway and Mr. Callaway hereby accepts employment pursuant to the terms and provisions of this Agreement for the period commencing January 1, 2000 and terminating June 30, 2003 (the "Initial Term"), unless this Agreement is earlier terminated as hereinafter provided.

         (b) On July 1, 2002, and on each July 1 thereafter (the "Extension Dates"), the expiration date of this Agreement shall be automatically extended one year, through June 30 of the following year, so long as (a) this Agreement is otherwise still in full force and effect, (b) Mr. Callaway is still employed by the Company pursuant to this Agreement, (c) Mr. Callaway is not otherwise in breach of this Agreement, and (d) neither the Company nor Mr. Callaway has given notice as provided in Section 1(c) of this Agreement.

         (c) At any time prior to an Extension Date, either Mr. Callaway or the Company may give written notice to the other ("Notice") that the automatic extension of the expiration date of this Agreement pursuant to Section 1(b) shall end with the next extension, which shall be the final such automatic extension of the expiration date of this Agreement. Thus, if either Mr. Callaway or the Company gives Notice on or before January 1, 2002, and all other conditions for automatic extension of the expiration date of this Agreement pursuant to Section 1(b) exist, then on January 1, 2002 the expiration date of this Agreement shall be extended pursuant to Section 1(b) from December 31, 2002 to December 31, 2003, with this Agreement expiring on that date (if not earlier terminated pursuant to its terms) without any further automatic extensions.

         (d) Upon expiration of this Agreement, Mr. Callaway's status shall be one of at will employment.

     2.  SERVICES.
         --------

         (a) Mr. Callaway shall serve as Chief Executive Officer of Callaway Golf Company and Chairman of the Board of Callaway Golf Ball Company until such time as he chooses to retire from one or both positions. Upon his retirement as Chief Executive Officer of Callaway Golf Company, which is currently expected to occur on or before January 1, 2001, Mr. Callaway shall assume the title of Founder of Callaway Golf Company and Chief Executive Officer Emeritus. Mr. Callaway's duties shall be the usual and customary duties of the offices in which he serves. As Founder of the Company and CEO Emeritus, Mr. Callaway shall advise and consult with management on such matters as may be requested by the CEO or the Board. Mr.
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Callaway shall report to the Board of Directors of Callaway Golf Company.

              (b) Mr. Callaway shall be required to comply with all policies and procedures of the Company, as such shall be adopted, modified or otherwise established by the Company from time to time.

          3.  SERVICES TO BE EXCLUSIVE.  As CEO, Mr. Callaway agrees to devote
              ------------------------
his full productive time and best efforts to the performance of his duties hereunder pursuant to the supervision and direction of the Company's Board of Directors. As Founder and CEO Emeritus, it is understood that Mr. Callaway will devote as much time as required for Company business, and shall otherwise be permitted to engage in other activities not inconsistent with his obligations to the Company, as approved by the Board of Directors or its designee. Mr. Callaway further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Mr. Callaway is employed by the Company or otherwise receiving compensation or other consideration from the Company, Mr. Callaway will not directly or indirectly render services of any nature to, otherwise become employed by, or otherwise participate or engage in any other business without the Company's prior written consent. Mr. Callaway further agrees to execute such secrecy, non-disclosure, patent, trademark, copyright and other proprietary rights agreements, if any, as the Company may from time to time reasonably require. Nothing herein contained shall be deemed to preclude Mr. Callaway from having outside personal investments and involvement with appropriate community activities, and from devoting a reasonable amount of time to such matters, provided that this shall in no manner interfere with or derogate from Mr. Callaway's work for the Company.

          4.  COMPENSATION.
              ------------

              (a) The Company agrees to pay Mr. Callaway a base salary at the rate of $780,000.00 per year. On the date Mr. Callaway retires as Chief Executive Officer of Callaway Golf Company, his base salary will decrease to a rate of $500,000.00 per year. As Founder and CEO Emeritus, Mr. Callaway may elect to have some or all of his compensation pursuant to this Agreement paid to his company, known and operating under the name Ely Callaway and Associates Advisory Services, LLC, such company having been granted a limited license by the Company.

              (b) The Company shall provide Mr. Callaway an opportunity to earn an annual bonus based upon participation in the Company's officer bonus plan, as it may or may not exist from time to time. Mr. Callaway acknowledges that currently all bonuses are discretionary, that the current officer bonus plan does not include any nondiscretionary bonus plan, and that the Company does not currently contemplate establishing any nondiscretionary bonus plan applicable to Mr. Callaway.

          5.  EXPENSES AND BENEFITS.
              ---------------------

              (a) Reasonable and Necessary Expenses.  In addition to the
                  ---------------------------------
compensation provided for in Section 4 hereof, the Company shall reimburse Mr. Callaway for all reasonable,

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customary, and necessary expenses incurred in the performance of Mr. Callaway's duties hereunder. Mr. Callaway shall first account for such expenses by submitting a signed statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature, and extent of such expenses shall always be subject to the control, supervision, and direction of the Company.

          (b) Vacation.  Mr. Callaway shall not receive vacation benefits during
              --------
the term of this Agreement.

          (c) Benefits.  During Mr. Callaway's employment with the Company
              --------
pursuant to this Agreement, the Company shall provide for Mr. Callaway to:

              (i) participate in the Company's health insurance and disability insurance plans as the same may be modified from time to time;

              (ii) receive, if Mr. Callaway is insurable under usual underwriting standards, life insurance coverage on Mr. Callaway's life, payable to whomever Mr. Callaway directs, in the face amount of $2,000,000.00, provided that Mr. Callaway's physical condition does not prevent Mr. Callaway from qualifying for such insurance coverage under reasonable terms and conditions;

              (iii) participate in the Company's 401(k) pension plan pursuant to the terms of the plan, as the same may be modified from time to time;

              (iv) participate in the Company's Executive Deferred Compensation Plan, as the same may be modified from time to time; and

              (v) participate in any other benefit plans the Company provides from time to time to senior executive officers. It is understood that benefit plans within the meaning of this subsection do not include compensation or bonus plans.

          (d) Estate Planning and Other Perquisites.  To the extent the Company
              -------------------------------------
provides estate planning and related services, or any other perquisites and personal benefits to other senior executive officers generally from time to time, such services and perquisites shall be made available to Mr. Callaway on the same terms and conditions.

          (e) Club Membership.  The Company shall pay the reasonable cost of
              ---------------
initiation associated with Mr. Callaway gaining privileges at a mutually agreed upon country club. Mr. Callaway shall be responsible for all other expenses and costs associated with such club use, including monthly member dues and charges. The club membership itself shall belong to and be the property of the Company, not Mr. Callaway.

          (f) Stock Options.  Pursuant to separate written stock option
              -------------
agreements and subject to the approval of the Stock Option Committee (Employee Plans) of the Board of Directors of the Company, beginning in January 2001, and continuing in January of each year thereafter that this Agreement is in effect and Mr. Callaway remains an employee of the Company, Mr. Callaway shall be granted options to purchase at least 100,000 shares of the Common Stock of the Company. The options shall vest as stated in the respective stock option agreements, provided Mr. Callaway is then currently employed by the Company and not in breach of this Agreement. The option price per share shall be the NYSE closing price of Callaway Golf Common Stock on the date of the respective grants. The options will contain such reasonable restrictions as determined by the Stock Option Committee (Employee Plans), including without limitation, cancellation of options or forfeiture of gain upon exercise if Mr. Callaway discloses the Company's confidential information or competes with the business of the Company.

          (g) Travel.  The Company believes that travel by Mr. Callaway, as the
              ------
Founder of the Company and as a goodwill ambassador whose entire persona is closely tied to Company and its brand, benefits the Company, and wishes to encourage Mr. Callaway to travel, as appropriate, during the term of this Agreement. To facilitate such travel, and to assure the continued good health of Mr. Callaway while performing his duties on behalf of the Company, it is agreed that all such travel shall be by chartered aircraft (preferably a Citation X) or first class commercial airline service, and shall be conducted at the Company's expense. Moreover, to preserve Mr. Callaway's continued good health, safety and vigor, the Company requires that he advise the Company of any personal trips that he plans to take during the term of this Agreement, and that he permit the Company to make travel arrangements, at the Company's expense, for such travel, including the provision of chartered aircraft service (preferably a Citation X) or first class commercial airline service where air travel is required. It is understood that these travel restrictions are for the good of the Company and its shareholders, and that they should not impose undue burdens upon Mr. Callaway, and therefore, to the extent any travel benefits provided to Mr. Callaway by the Company are taxable to Mr. Callaway as income under state or federal tax laws, then the Company shall provide annually a "gross up" payment such that Mr. Callaway is reimbursed for such taxes as well as any taxes on the "gross up" payment itself. It is understood that, for purposes of this Agreement, Mr. Callaway's travel is expected to take place throughout the United States and to, from and within any of the Company's foreign markets for golf clubs and golf balls.

          (h) Office Support.  At such time as Mr. Callaway retires as Chief
              --------------
Executive Officer, it is expected that much of Mr. Callaway's work on behalf of the Company as Founder and CEO Emeritus will be conducted at a location of Mr. Callaway's choice off the Company's premises, but reasonably convenient to the Company's headquarters. In that event, the Company shall provide during the term of this Agreement, at its expense, for the rental of appropriate office space, the furnishing of the space, the provision of appropriate office equipment, including computers, phones, a fax, and a copier, and appropriate office support, as mutually agreed upon between Mr. Callaway and the Company.
It is expected that, if he so desires and she accepts, Mr. Callaway's Executive Assistant, Diana Duvall, shall continue on the Company's payroll as Mr. Callaway's Executive Assistant during the period he serves as Founder and CEO Emeritus. Should Mr. Callaway elect to conduct the business of his company, Ely Callaway and Associates Advisory Services, LLC, from this same location, the parties shall equitably and reasonably allocate costs and expenses.

          6.  TAX INDEMNIFICATION.  Mr. Callaway shall be indemnified by the
              -------------------
Company for certain excise tax obligations, as more specifically set forth in Exhibit A to this Agreement.

          7.  NONCOMPETITION.
              --------------

              (a) Other Business.  To the fullest extent permitted by law, Mr.
                  --------------
Callaway agrees that, while employed by the Company or otherwise receiving compensation or other consideration from the Company (including any severance pursuant to Section 8 of this Agreement), Mr. Callaway will not, directly or indirectly (whether as agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates, or have any interest in any person, firm, corporation, or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund.

              (b) Other Employees.  Except as may be required in the
                  ---------------
performance of his duties hereunder, Mr. Callaway shall not cause or induce, or attempt to cause or induce, any person now or hereafter employed by the Company or any of its affiliates to terminate such employment while employed by the Company and for a period of one (1) year thereafter.

              (c) Suppliers.  While employed by the Company, and for one (1)
                  ---------
year thereafter, Mr. Callaway shall not cause or induce, or attempt to cause or induce, any person or firm supplying goods, services or credit to the Company or any of its affiliates to diminish or cease furnishing such goods, services or credit.

              (d) Conflict of Interest.  While employed by the Company, Mr.
                  --------------------
Callaway shall not engage in any conduct or enterprise that shall constitute an actual or apparent conflict of interest with respect to Mr. Callaway's duties and obligations to the Company.

              (e) Non-Interference.  While employed by the Company, and for
                  ----------------
one (1)year thereafter, Mr. Callaway shall not in any way undertake to harm, injure or disparage the Company, its officers, directors, employees, agents, affiliates, vendors, products, or customers, or their successors, or in any other way exhibit an attitude of hostility toward them. Mr. Callaway understands that it is the policy of the Company that the Chief Executive Officer, the Vice President of Press, Public and Media Relations and their specific designees may speak to the press or media about the Company or its business.

              (f) The provisions of this Section 7 shall survive the termination or expiration of this Agreement, and shall be binding upon Mr. Callaway in perpetuity.

          8.  TERMINATION.
              -----------

              (a) Termination at the Company's Convenience.  Mr. Callaway's
                  ----------------------------------------
employment under this Agreement may be terminated by the Company at its convenience at any time. In the event of a termination by the Company for its convenience, Mr. Callaway shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) the immediate vesting of all unvested stock options held by Mr. Callaway as of the date of such termination. In addition to the foregoing, and subject to the provisions of Section 20, Mr. Callaway shall be entitled to Special Severance equal to (i) severance payments equal to Mr. Callaway's former base salary at the same rate and on the same schedule as in effect at the time of termination for a period of time equal to the greater of the remainder of the Initial Term of this Agreement or eighteen (18) months from the date of termination; (ii) the payment of premiums owed for COBRA insurance benefits for a period of time equal to eighteen (18) months from the date of termination; and (iii) no other severance.

          (b) Termination by the Company for Substantial Cause.  Mr. Callaway's
              ------------------------------------------------
employment under this Agreement may be terminated immediately by the Company for substantial cause at any time. In the event of a termination by the Company for substantial cause, Mr. Callaway shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) no other severance. "Substantial cause" shall mean for purposes of this subsection failure by Mr. Callaway to substantially perform his duties, material breach of this Agreement, or misconduct, including but not limited to, dishonesty, theft, use or possession of illegal drugs during work and/or felony criminal conduct.

          (c) Termination by Mr. Callaway for Substantial Cause.  Mr. Callaway's
              -------------------------------------------------
employment under this Agreement may be terminated immediately by Mr. Callaway for substantial cause at any time. In the event of a termination by Mr. Callaway for substantial cause, Mr. Callaway shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) the immediate vesting of all unvested stock options held by Mr. Callaway as of the date of such termination. In addition to the foregoing, and subject to the provisions of Section 20, Mr. Callaway shall be entitled to Special Severance equal to (i) severance payments equal to Mr. Callaway's former base salary at the same rate and on the same schedule as in effect at the time of termination for a period of time equal to the greater of the remainder of the Initial Term of this Agreement or eighteen (18) months from the date of termination; (ii) the payment of premiums owed for COBRA insurance benefits for a period of time equal to eighteen (18) months from the date of termination; and (iii) no other severance. "Substantial cause" shall mean for purposes of this subsection a material breach of this Agreement.

          (d) Termination Due to Permanent Disability.  Subject to all
              ---------------------------------------
applicable laws, Mr. Callaway's employment under this Agreement may be terminated immediately by the Company in the event Mr. Callaway becomes permanently disabled. Permanent disability shall be defined as Mr. Callaway's failure to perform or being unable to perform all or substantially all of Mr. Callaway's duties under this Agreement for a continuous period of more than six
(6) months on account of any physical or mental disability, either as mutually agreed to by the parties or as reflected in the opinions of three qualified physicians, one of which has been selected by the Company, one of which has been selected by Mr. Callaway, and one of which has been selected by the two other physicians jointly. In the event of a termination by the Company due to Mr. Callaway's permanent disability, Mr. Callaway shall be entitled to (i) any compensation accrued and unpaid as of the date of termination; (ii) severance payments equal to Mr. Callaway's former base salary at the same rate and on the same schedule as in effect at the time of termination for a period of time equal to the greater of the remainder of the Initial Term of this Agreement or eighteen (18) months from the date of termination; (iii) the immediate vesting of outstanding but unvested stock options held by Mr. Callaway as of such termination date in a prorated amount based upon the number of days in the option vesting period that elapsed prior to Mr. Callaway's termination; (iv) the payment of premiums owed for COBRA insurance benefits for a period of time equal to eighteen (18) months from the date of termination; and (v) no other severance. The Company shall be entitled to take, as an offset against any amounts due pursuant to subsections (i) and
(ii) above, any amounts received by Mr. Callaway pursuant to disability or other insurance, or similar sources, provided by the Company.

          (e) Termination Due to Death.  Mr. Callaway's employment under this
              -------------------------
Agreement shall be terminated immediately by the Company in the event of Mr. Callaway's death. In the event of a termination due to Mr. Callaway's death, Mr. Callaway's estate or other designee shall be entitled to (i) any compensation accrued and unpaid as of the date of death; (ii) severance payments equal to Mr. Callaway's former base salary at the same rate and on the same schedule as in effect at the time of death for a period of time equal to the greater of the remainder of the Initial Term of this Agreement or eighteen (18) months from the date of death; (iii) the immediate vesting of outstanding but unvested stock options held by Mr. Callaway as of the date of death in a prorated amount based upon the number of days in the option vesting period that elapsed prior to Mr. Callaway's death; and (iv) no other severance.

          (f) Any severance payments shall be subject to usual and customary employee payroll practices and all applicable withholding requirements. Except for such severance pay and other amounts specifically provided pursuant to this
Section 8, Mr. Callaway shall not be entitled to any further compensation, bonus, damages, restitution, relocation benefits, or other severance benefits upon termination of employment. The amounts payable to Mr. Callaway pursuant to this Section 8 shall not be treated as damages, but as severance compensation to which Mr. Callaway is entitled by reason of termination of employment under the applicable circumstances. The Company shall not be entitled to set off against the amounts payable to Mr. Callaway hereunder any amounts earned by Mr. Callaway in other employment after termination of his employment with the Company pursuant to this Agreement, or any amounts which might have been earned by Mr. Callaway in other employment had Mr. Callaway sought such other employment. The provisions of this Section 8 shall not limit Mr. Callaway's rights under or pursuant to any other agreement or understanding with the Company regarding any pension, profit sharing, insurance or other employee benefit plan of the Company to which Mr. Callaway is entitled pursuant to the terms of such plan.

          (g) Termination By Mutual Agreement of the Parties.  Mr. Callaway's
              ----------------------------------------------
employment pursuant to this Agreement may be terminated at any time upon the mutual agreement in writing of the parties. Any such termination of employment shall have the consequences specified in such agreement.

          (h) Pre-Termination Rights.  The Company shall have the right, at its
              ----------------------
option, to require Mr. Callaway to vacate his office or otherwise remain off the Company's premises and to cease any and all activities on the Company's behalf without such action constituting a termination of employment or a breach of this Agreement.

          9.  RIGHTS UPON A CHANGE IN CONTROL.
              -------------------------------

              (a) If a Change in Control (as defined in Exhibit B hereto) occurs before the termination of Mr. Callaway's employment hereunder, then this Agreement shall be automatically renewed (the "Renewed Employment Agreement") in the same form and substance as in effect immediately prior to the Change in Control, except that the Initial Term, as specified pursuant to Section 1 of this Agreement, shall be three (3) years commencing with the effective date of the Change in Control, and the Extension Dates shall commence with the second anniversary of the effective date of the Change in Control.

              (b) Notwithstanding anything in this Agreement to the contrary, if upon or at any time within one (1) year following any Change in Control that occurs during the term of this Agreement there is a Termination Event (as defined below), Mr. Callaway shall be treated as if he had been terminated for the convenience of the Company pursuant to Section 8(a), and Mr. Callaway shall be entitled to receive the same compensation and other benefits and entitlements as are described in Section 8(a), as appropriate, of this Agreement. Furthermore, the provisions of Section 8 shall continue to apply during the term of the Renewed Employment Agreement except that, in the event of a conflict between Section 8 and the rights of Mr. Callaway described in this Section 9, the provisions of this Section 9 shall govern.

              (c) A "Termination Event" shall mean the occurrence of any one or more of the following, and in the absence of Mr. Callaway's permanent disability (defined in Section 8(d)), Mr. Callaway's death, and any of the factors enumerated in Section 8(b) providing for termination by the Company for substantial cause:

                  (i) the termination or material breach of this Agreement by the Company;

                  (ii) a failure by the Company to obtain the assumption of this Agreement by any successor to the Company or any assignee of all or substantially all of the Company's assets;

                  (iii) any material diminishment in the title, position, duties, responsibilities or status that Mr. Callaway had with the Company, as a publicly traded entity, immediately prior to the Change in Control;

                  (iv) any reduction, limitation or failure to pay or provide any of the compensation, reimbursable expenses, stock options, incentive programs, or other benefits or perquisites provided to Mr. Callaway under the terms of this Agreement or any other agreement or understanding between the Company and Mr. Callaway, or pursuant to the Company's policies and past practices as of the date immediately prior to the Change in Control; or

               (v) any requirement that Mr. Callaway relocate or any assignment to Mr. Callaway of duties that would make it unreasonably difficult for Mr. Callaway to maintain the principal residence he had immediately prior to the Change in Control.

     10.  SURRENDER OF EQUIPMENT, BOOKS AND RECORDS.  Mr. Callaway understands
          -----------------------------------------
and agrees that all equipment, books, records, customer lists and documents connected with the business of the Company and/or its affiliates are the property of and belong to the Company. Under no circumstances shall Mr. Callaway remove from the Company's facilities any of the Company's and/or its affiliates' equipment, books, records, documents, lists or any copies of the same without the Company's permission, nor shall Mr. Callaway make any copies of the Company's and/or its affiliates' books, records, documents or lists for use outside the Company's office except as specifically authorized by the Company. Mr. Callaway shall return to the Company and/or its affiliates all equipment, books, records, documents and customer lists belonging to the Company and/or its affiliates upon termination of Mr. Callaway's employment with the Company.

     11.  GENERAL RELATIONSHIP.  Mr. Callaway shall be considered an
          --------------------
employee of the Company within the meaning of all federal, state and local laws and regulations, including, but not limited to, laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

     12.  TRADE SECRETS AND CONFIDENTIAL INFORMATION.
          ------------------------------------------

          (a) As used in this Agreement, the term "Trade Secrets and Confidential Information" means information, whether written or oral, not generally available to the public, regardless of whether it is suitable to be patented, copyrighted and/or trademarked, which is received from the Company and/or its affiliates, either directly or indirectly, including but not limited to (i) concepts, ideas, plans and strategies involved in the Company's and/or its affiliates' products, (ii) the processes, formulae and techniques disclosed by the Company and/or its affiliates to Mr. Callaway or observed by Mr. Callaway, (iii) the designs, inventions and innovations and related plans, strategies and applications which Mr. Callaway develops during the term of this Agreement in connection with the work performed by Mr. Callaway for the Company and/or its affiliates; and (iv) third party information which the Company and/or its affiliates has/have agreed to keep confidential.

          (b) Notwithstanding the provisions of subsection 12(a), the term "Trade Secrets and Confidential Information" does not include (i) information which, at the time of disclosure or observation, had been previously published or otherwise publicly disclosed; (ii) information which is published (or otherwise publicly disclosed) after disclosure or observation, unless such publication is a breach of this Agreement or is otherwise a violation of contractual, legal or fiduciary duties owed to the Company, which violation is known to Mr. Callaway; or (iii) information which, subsequent to disclosure or observation, is obtained by Mr. Callaway from a third person who is lawfully in possession of such information (which information is not acquired in violation of any contractual, legal, or fiduciary obligation owed to the Company with respect to such information, and is known by Mr. Callaway) and who is not required to refrain from disclosing such information to others.

          (c) While employed by the Company, Mr. Callaway will have access to and become familiar with various Trade Secrets and Confidential Information.
Mr. Callaway acknowledges that the Trade Secrets and Confidential Information are owned and shall continue to be owned solely by the Company and/or its affiliates. Mr. Callaway agrees that he will not, at any time, whether during or subsequent to Mr. Callaway's employment by the Company and/or its affiliates, use or disclose Trade Secrets and Confidential Information for any competitive purpose or divulge the same to any person other than the Company or persons with respect to whom the Company has given its written consent, unless Mr. Callaway is compelled to disclose it by governmental process. In the event Mr. Callaway believes that he is legally required to disclose any Trade Secrets or Confidential Information, Mr. Callaway shall give reasonable notice to the Company prior to disclosing such information and shall assist the Company in taking such legally permissible steps as are reasonable and necessary to protect the Trade Secrets or Confidential Information, including, but not limited to, execution by the receiving party of a non-disclosure agreement in a form acceptable to the Company.

          (d) The provisions of this Section 12 shall survive the termination or expiration of this Agreement, and shall be binding upon Mr. Callaway in perpetuity.

     13.  ASSIGNMENT OF RIGHTS.
          --------------------

          (a) As used in this Agreement, "Designs, Inventions and Innovations," whether or not they have been patented, trademarked, or copyrighted, include, but are not limited to designs, inventions, innovations, ideas, improvements, processes, sources of and uses for materials, apparatus, plans, systems and computer programs relating to the design, manufacture, use, marketing, distribution and management of the Company's and/or its affiliates' products.

          (b) As a material part of the terms and understandings of this Agreement, Mr. Callaway agrees to assign to the Company all Designs, Inventions and Innovations developed, conceived and/or reduced to practice by Mr. Callaway, alone or with anyone else, in connection with the work performed by Mr. Callaway for the Company during his employment with the Company, regardless of whether they are suitable to be patented, trademarked and/or copyrighted.

          (c) Mr. Callaway agrees to disclose in writing to the Board of Directors and the Chief Legal Officer of the Company any Design, Invention or Innovation relating to the business of the Company and/or its affiliates, which Mr. Callaway develops, conceives and/or reduces to practice in connection with any work performed by Mr. Callaway for the Company, either alone or with anyone else, while employed by the Company and/or within twelve (12) months of the termination of employment. Mr. Callaway shall disclose all Designs, Inventions and Innovations to the Company, even if he does not believe that he is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign his interest in such Design, Invention or Innovation to the Company. If the Company and Mr. Callaway disagree as to whether or not a Design, Invention or Innovation is included within the terms of this Agreement, it will be the responsibility of Mr. Callaway to prove that it is not included.

              (d) Pursuant to California Labor Code Section 2870, the obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation to the extent such obligation would conflict with any state or federal law. The obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation that Mr. Callaway developed entirely on his own time without using the Company's equipment, supplies, facilities or Trade Secrets and Confidential Information except those Designs, Inventions or Innovations that either:

                  (i) Relate at the time of conception or reduction to practice to the Company's and/or its affiliates' business, or actual or demonstrably anticipated research of the Company and/or its affiliates; or

                  (ii) Result from any work performed by Mr. Callaway for the Company and/or its affiliates.

              (e) Mr. Callaway agrees that any Design, Invention and/or Innovation which is required under the provisions of this Agreement to be assigned to the Company shall be the sole and exclusive property of the Company. Upon the Company 's request, at no expense to Mr. Callaway, Mr. Callaway shall execute any and all proper applications for patents, copyrights and/or trademarks, assignments to the Company, and all other applicable documents, and will give testimony when and where requested to perfect the title and/or patents (both within and without the United States) in all Designs, Inventions and Innovations belonging to the Company.

              (f) The provisions of this Section 13 shall survive the termination or expiration of this Agreement, and shall be binding upon Mr. Callaway in perpetuity.

          14.  ASSIGNMENT.  This Agreement shall be binding upon and shall inure
               ----------
to the benefit of the parties hereto and the successors and assigns of the Company. Mr. Callaway shall have no right to assign his rights, benefits, duties, obligations or other interests in this Agreement, it being understood that this Agreement is personal to Mr. Callaway, except that it is understood and agreed that at such time as Mr. Callaway retires as CEO, and subject to the written approval of the Company, such approval not to be unreasonably withheld, a portion of Mr. Callaway's rights, benefits, duties, obligations or other interests may be assigned to a personal corporation controlled by Mr. Callaway.

          15.  ATTORNEYS' FEES AND COSTS.  If any arbitration or other
               -------------------------
proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute or default in connection with any of its provisions, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees incurred in such action or proceeding as provided in Section 18(f).

          16.  ENTIRE UNDERSTANDING.  This Agreement sets forth the entire
               --------------------
understanding of the parties hereto with respect to the subject matter hereof, and no other representations, warranties or agreements whatsoever as to that subject matter have been made by Mr. Callaway or the Company. This Agreement shall not be modified, amended or terminated except by another instrument in writing executed by the parties hereto. This Agreement replaces and supersedes any and all prior understandings or agreements between Mr. Callaway and the Company regarding employment.

          17.  NOTICES.  Any notice, request, demand, or other communication
               -------
required or permitted hereunder, shall be deemed properly given when actually received or within five (5) days of mailing by certified or registered mail, postage prepaid, to:

               Mr. Callaway:  Ely Callaway
                                __________________________
                                __________________________

               Company:         Callaway Golf Company
                                2285 Rutherford Road
                                Carlsbad, California  92008-8815
                                Attn:  Charles J. Yash
                                President

or to such other address as Mr. Callaway or the Company may from time to time furnish, in writing, to the other.

     18.  IRREVOCABLE ARBITRATION OF DISPUTES.
          -----------------------------------

          (a) Mr. Callaway and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Agreement, its interpretation, enforceability, or applicability, or relating to Mr. Callaway's employment, or the termination thereof, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. This includes, but is not limited to, alleged violations of federal, state and/or local statutes, claims based on any purported breach of duty arising in contract or tort, including breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, violation of any statutory, contractual or common law rights, but excluding workers' compensation, unemployment matters, or any matter falling within the jurisdiction of the state Labor Commissioner. The parties agree that arbitration is the parties' only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes; provided, however, that the parties shall have the right to seek provisional relief in an ancillary court action in connection with an arbitrable dispute.

          (b) Any demand for arbitration shall be in writing and must be communicated to the other party within one (1) year after the discovery of the alleged claim or cause of action by the aggrieved party, or, if later, within the time period stated in the applicable statute of limitations.

          (c) The arbitration shall be conducted pursuant to the procedural rules stated in the National Rules for Resolution of Employment Disputes of the American

Arbitration Association ("AAA"). The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator from the American Arbitration Association will be selected pursuant to the American Arbitration Association National Rules for Resolution of Employment Disputes.

          (d) The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery to only those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to one deposition.

          (e) The parties understand and agree that the arbitrator has no authority to award punitive damages.

          (f) The prevailing party shall be entitled to an award by the arbitrator of reasonable attorneys' fees and other costs reasonably incurred in connection with the arbitration, including witness fees and expert witness fees, unless the arbitrator for good cause determines otherwise.

          (g) The provisions of this Section shall survive the expiration or termination of the Agreement, and shall be binding upon the parties.

THE PARTIES HAVE READ PARAGRAPH 18 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

               ______ (Mr. Callaway)      ______ (Company)

          19.  MISCELLANEOUS.
               -------------

               (a) Headings.  The headings of the several sections and
                   --------
paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

               (b) Waiver.  Failure of either party at any time to require
                   ------
performance by the other of any provision of this Agreement shall in no way affect that party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.

          (c) Applicable Law.  This Agreement shall constitute a contract under
              --------------
the internal laws of the State of California and shall be governed and construed in accordance with the laws of said state as to both interpretation and performance.

          (d) Severability.  In the event any provision or provisions of this
              ------------
Agreement is or are held invalid, the remaining provisions of this Agreement shall not be affected thereby.

          (e) Advertising Waiver.  Mr. Callaway agrees to permit the Company
              ------------------
and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products of the Company and/or its affiliates, or the machinery and equipment used in the manufacture thereof, in which Mr. Callaway's name and/or pictures of Mr. Callaway taken in the course of his provision of services to the Company and/or its affiliates, appear. Mr. Callaway hereby waives and releases any claim or right he may otherwise have arising out of such use, publication or distribution.

          (f) Counterparts.  This Agreement may be executed in one or more
              ------------
counterparts which, when fully executed by the parties, shall be treated as one agreement.

     20.  CONDITIONS ON SPECIAL SEVERANCE.  Notwithstanding anything else to the
          -------------------------------
contrary, it is expressly understood that any obligation of the Company to pay Special Severance pursuant to this Agreement shall be subject to:

          (a) Mr. Callaway's continued compliance with the terms and conditions of Sections 7(a), 7(b), 7(c), 7(e), 12, 13 and 18;

          (b) Mr. Callaway must not, directly or indirectly (whether as agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business which engages directly or indirectly in competition with the businesses of the Company or any of its affiliates, or have any interest, direct or indirect, in any person, firm, corporation, or venture which directly or indirectly competes with the businesses of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund; and

          (c) Mr. Callaway must not, directly, indirectly, or in any other way, disparage the Company, its officers or employees, vendors, customers, products or activities, or otherwise interfere with the Company's press, public and media relations.

     22.  SUPERSEDES OLD EXECUTIVE OFFICER EMPLOYMENT AND TAX INDEMNIFICATION
          -------------------------------------------------------------------
AGREEMENTS.  Mr. Callaway and the Company recognize that prior to the effective
----------
date of this Agreement they were parties to a certain Employment Agreement, as amended, (the "Old Officer Employment Agreement") and a certain Tax Indemnification Agreement (the "Old Tax Agreement"). It is the intent of the parties that as of the effective date of this Agreement, this Agreement shall replace and supersede the Old Officer Employment

Agreement and the Old Tax Agreement, that the Old Officer Employment Agreement shall no longer be of any force or effect except as to Sections 7, 12, 13, 15 and 18 thereof, and that to the extent there is any conflict between the Old Officer Employment Agreement or the Old Tax Agreement and this Agreement, this Agreement shall control and all agreements shall be construed so as to give the maximum force and effect to the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective the date first written above.

MR. CALLAWAY                        COMPANY
                                    Callaway Golf Company,
                                    a Delaware corporation

____________________________     By: ______________________________
Ely Callaway                         Charles J. Yash, President

                                   EXHIBIT A

                              TAX INDEMNIFICATION

     Pursuant to Section 6 of Mr. Callaway's Employment Agreement ("Section 6"), the Company agrees to indemnify Mr. Callaway with respect to certain excise tax obligations as follows:

     1. Definitions. For purposes of Section 6 and this Exhibit A, the following terms shall have the meanings specified herein:

         (a) "Claim" shall mean any written claim (whether in the form of a tax assessment, proposed tax deficiency or similar written notification) by the Internal Revenue Service or any state or local tax authority that, if successful, would result in any Excise Tax or an Underpayment.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended. All references herein to any section, subsection or other provision of the Code shall be deemed to refer to any successor thereto.

         (c) "Excise Tax" shall mean (i) any excise tax imposed by Section 4999 of the Code or any comparable federal, state or local tax, and (ii) any interest and/or penalties incurred with respect to any tax described in 1(c)(i).

         (d) Gross-Up Payment shall mean a cash payment as specified in Section
2.

         (e) "Overpayment" and "Underpayment" shall have the meanings specified in Section 4.

         (f) "Payment" shall mean any payment, benefit or distribution (including, without limitation, cash, the acceleration of the granting, vesting or exercisability of stock options or other incentive awards, or the accrual or continuation of any other payments or benefits) granted or paid to or for the benefit of Mr. Callaway by the Company or by any person or persons whose actions result in a Taxable Event (as defined in this Section), or by any person affiliated with the Company or such person(s), whether paid or payable pursuant to the terms of this Agreement or otherwise. Notwithstanding the foregoing, a Payment shall not include any Gross-Up Payment required under Section 6 and this Exhibit A

         (g) "Taxable Event" shall mean any change in control or other event which triggers the imposition of any Excise Tax on any Payment.

     2. In the event that any Payment is determined to be subject to any Excise Tax, then Mr. Callaway shall be entitled to receive from the Company a Gross-Up Payment in an amount such that, after the payment of all income taxes, Excise Taxes and any other taxes imposed with respect to the Gross-Up Payment (together with payment of all interest and penalties imposed with respect to any such taxes), Mr. Callaway shall retain a net amount of the Gross-Up Payment equal to the Excise Tax imposed with respect to the Payments.

     3. All determinations required to be made under Section 6 and this Exhibit A, including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by the accounting firm of Pricewaterhouse Coopers LLP or, if applicable, its successor as the Company's independent auditor (the "Accounting Firm"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Taxable Event to which a possible Gross-Up Payment is related, another nationally recognized accounting firm that is mutually acceptable to the Company and Mr. Callaway shall be appointed to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide detailed supporting calculations to the Company and to Mr. Callaway regarding the amount of Excise Tax (if any) which is payable, and the Gross-Up Payment (if any) required hereunder, with respect to any Payment or Payments, with such calculations to be provided at such time as may be requested by the Company but in no event later than fifteen (15) business days following receipt of a written notice from Mr. Callaway that there has been a Payment that may be subject to an Excise Tax. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to Section 6 and this Exhibit A shall be paid by the Company to Mr. Callaway within five (5) business days after receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Mr. Callaway, the Accounting Firm shall furnish Mr. Callaway with a written opinion that failure to disclose, report or pay the Excise Tax on Mr. Callaway's federal or other applicable tax returns will not result in the imposition of a negligence penalty, understatement penalty or other similar penalty. All determinations by the Accounting Firm shall be binding upon the Company and Mr. Callaway in the absence of clear and indisputable mathematical error. Following receipt of a Gross-Up Payment as provided herein, Mr. Callaway shall be obligated to properly and timely report his Excise Tax liability on the applicable tax returns or reports and to pay the full amount of Excise Tax with funds provided through such Gross-Up Payment. Notwithstanding the foregoing, if the Company reasonably determines that Mr. Callaway will be unable or otherwise may fail to make such Excise Tax payment, the Company may elect to pay the Excise Tax to the Internal Revenue Service and/or other applicable tax authority on behalf of Mr. Callaway, in which case the Company shall pay the net balance of the Gross-Up Payment (after deduction of such Excess Tax payment) to Mr. Callaway.

     4. As a result of uncertainty in the application of Section 4999 of the Code, it is possible that a Gross-Up Payment will not have been made by the Company that should have been made (an "Underpayment") or that a Gross-Up Payment is made that should not have been made (an "Overpayment"). In the event that Mr. Callaway is required to make a payment of any Excise Tax, due to an Underpayment, the Accounting Firm shall determine the amount of Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Mr. Callaway in which case Mr. Callaway shall be obligated to make a timely payment of the full amount of the applicable Excise Tax to the applicable tax authority, provided, however, the Company may elect to pay the Excise Tax to the applicable tax authority on behalf of Mr. Callaway consistent with the provisions of Section 3, in which case the Company shall pay the net balance of the Underpayment (after deduction of such Excise Tax payment) to Mr. Callaway. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be repaid by Mr. Callaway to the Company within ninety (90) days after written demand to Mr. Callaway by the Company, provided, however, that Mr. Callaway shall have no obligation to repay any amount of the Overpayment that has been paid to, and not recovered from, a tax authority, provided further, however, in such event the Company may direct Mr. Callaway to prosecute a claim for a refund of such amount consistent with the principles set forth in Section 5.

     5. Mr. Callaway shall notify the Company in writing of any Claim. Such notice (a) shall be given as soon as practicable, but in no event later than fifteen (15) business days, following Mr. Callaway's receipt of written notice of the Claim from the applicable tax authority, and (b) shall include a compete and accurate copy of the tax authority's written Claim or otherwise fully inform the Company of the nature of the Claim and the date on which any payment of the Claim must be paid, provided that Mr. Callaway shall not be required to give notice to the Company of facts of which the Company is already aware, and provided further that failure or delay by Mr. Callaway to give such notice shall not constitute a breach of Section 6 or this Exhibit A except to the extent that the Company is prejudiced thereby. Mr. Callaway shall not pay any portion of a Claim prior to the earlier of (a) the expiration of thirty (30) days following the date on which Mr. Callaway gives the foregoing notice to the Company, (b) the date that any Excise Tax payment under the Claim is due, or (c) the date the Company notifies Mr. Callaway that it does not intend to contest the Claim. If, prior to expiration of such period, the Company notifies Mr. Callaway in writing that it desires to contest the Claim, Mr. Callaway shall:

          (a) give the Company any information reasonably requested by the Company relating to the Claim;

          (b) take such action in connection with contesting the Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the Claim by an attorney selected and compensated by the Company who is reasonably acceptable to Mr. Callaway;

          (c) cooperate with the Company in good faith in order to effectively contest the Claim; and

          (d) permit the Company to participate (at its expense) in any and all proceedings and conferences pertaining to the Claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys' fees) incurred in connection with any such contest, and shall indemnify and hold Mr. Callaway harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) and all costs imposed or incurred in connection with such contests. Without limitation upon the foregoing provisions of this Section 5, and except as provided below, the Company shall control all proceedings concerning any such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with tax authorities pertaining to the Claim. At the written request of the Company, and upon payment to Mr. Callaway of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court, Mr. Callaway shall pay the same and sue for a refund or otherwise contest the Claim in any permissible manner as directed by the Company. Mr. Callaway agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided, however, that if the Company requests Mr. Callaway to pay the Claim and sue for a refund, the Company shall indemnify and hold Mr. Callaway harmless, on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) and costs imposed or incurred in connection with such contest or with respect to any imputed income attributable to any advances or payments by the Company hereunder. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of Mr. Callaway which is the subject of a Claim is to be limited solely to the Claim. Furthermore, the Company's control of a contest as provided hereunder shall be limited to issues for which a Gross-Up Payment would be payable hereunder, and Mr. Callaway shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other tax authority.

     6. If Mr. Callaway receives a refund from a tax authority of all or any portion of an Excise Tax paid by or on behalf of Mr. Callaway with amounts advanced by the Company pursuant to Section 6 and this Exhibit A, Mr. Callaway shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Mr. Callaway shall, if so directed by the Company, file and otherwise prosecute a claim for refund of any Excise Tax payment made by or on behalf of Mr. Callaway with amounts advanced by the Company pursuant to Section 6 and this Exhibit A, with any such refund claim to be effected in accordance with the principles set forth in Section 5. If a determination is made that Mr. Callaway shall not be entitled to any refund and the Company does not notify Mr. Callaway in writing of its intent to contest such denial of refund prior to the expiration of thirty
(30) days after such determination, then Mr. Callaway shall have no further obligation hereunder to contest such denial or to repay to the Company the amount involved in such unsuccessful refund claim. The amount of any advances which are made by the Company in connection with any such refund claim hereunder, to the extent not refunded by the applicable tax authority to Mr. Callaway, shall offset, as appropriate consistent with the purposes of Section 6 and this Exhibit A, the amount of any Gross-Up Payment required hereunder to be paid by the Company to Mr. Callaway.

                                   EXHIBIT B

                               CHANGE IN CONTROL


     A "Change in Control" means the following and shall be deemed to occur if any of the following events occurs:

     1. Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding the Company and its affiliates and any employee benefit or stock ownership plan of the Company or its affiliates and also excluding an underwriter or underwriting syndicate that has acquired the Company's securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

     2. Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual's election or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

     3. Consummation by the Company of the sale or other disposition by the Company of all or substantially all of the Company's assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

          (a) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

          (b) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

     4. Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of liquidation of the Company.